Exhibit 99.2

                            FIBERSTARS, INCORPORATED

                            MODERATOR: JOHN DAVENPORT
                                 AUGUST 10, 2006
                                   10:30 AM CT

Operator:           Good morning my name is (Tracy) and I will be your
                    conference operator today. At this time I would like to welcome to the 2nd quarter earnings release conference call.

                    All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session.

                    If you would like to ask the question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

                    Mr. Davenport you may begin your conference.

John Davenport:     Thank you very much (Tracy). With me is Bob Connors our CFO and Ted des Enfants our VP and General Manager of Commercial
                    Sales.

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                    Since we've recently had a call 2nd quarter just after we
                    released preliminary results July 6, today's call will be a summary of the final numbers and a brief update with the goal of the call lasting no more than about an hour.

                    I'll open with a few preliminary comments. Bob will then address the numbers. And Ted des Enfants will provide a review of key accounts. Then we'll open it up for questions.

                    First I'd like to remind you that forward looking statements made on this conference call are pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1999.

                    Such forward looking statements include statements regarding our outlook for the 2nd quarter of 2006, goals and business outlooks for 2006 and thereafter, future EFO sales, enhancements to EFO, our revenue and DARPA funding.

                    Investors are cautioned that all forward looking statements involve risk and uncertainty. Actual results may differ materially from the results predicted. Factors that could cause actual results to materially differ from the forward looking statements in this presentation are set forth in our most recent annual report on Form 10-K for the year ended December 31, 2005.

                    These forward looking statements speak only as of the date hereof. We disclaim any intentions or obligations to update or revise any forward looking statements.

                    Now concerning our Q2 financial results - 2nd quarter Sales for Fiberstars EFO at $938,000 were more than twice the sales for the same quarter 2005 and more than three times EFO sales for 2006 - our best quarter by far for EFO.

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                    Total net sales for the 2nd quarter at 7.7 million also
                    showed improvement although more modestly both year over year as well as quarter over quarter.

                    This positive result was due to both the strong EFO showing as well as the sales from initial shipments of Fiberstars WPC(TM) series our new pool equipment control product line and Fiberstars Light Stream(TM) series our new LED based family of pool products.

                    The 2nd quarter loss, as announced, was comparable to the 1st quarter loss. The largest components as discussed in previous calls are SEC related expenses due to FAS123R as well as expenses associated with complying with Sarbanes Oxley. There were also some one time expenses in the quarter associated with the startup of the new pool products.

                    Let me just say at this point ,as we've discussed, we've now got the infrastructure in place to be able to respond to anticipated EFO business in 2007, 2008 and beyond. Infrastructure expenses, except for additional expenses and expenses associated with EFO marketing and sales efforts, are not expected to increase going forward.

                    An important part of the strong EFO showing in Q2 was due to a successful first phase of the Department of Defense Navy ship installation. I'm pleased to report that we're making excellent progress on the second phase which we expect to be completed in Q3.

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                    As part of that work we're developing our first LED driven
                    EFO product - a small under bunk reading light. I've just seen the first prototypes which offer more light than the conventional fluorescent fixture together with a better light pattern as well as longer life and better resistance to vibration.

                    The recent release of the Southern Cal Edison freezer case test results has prompted more food store chains to consider EFO ICE(TM). One of them, Brookshire's Stores, has become the first chain to order an EFO ice installation for the entire store.

                    We've also made progress going beyond food stores with EFO. The W Hotel chain for example has indicated that as a result of a successful test they plan to install EFO down the lights on all 47 floors of their flagship Manhattan store.

                    As a result of the increased interest we're seeing in EFO we expect to see both quarter over quarter growth as well as year over year growth in EFO sales in Q3.

                    Ted will talk a little bit more about EFO in a few minutes. But first I'd like to turn it over to Bob for a closer look at the numbers.

Bob Connors:        Thanks John.

                    As John mentioned EFO sales came in at $938,000 about two times what we did in Q2 of 2005 at $456,000. Overall sales were up 1% mainly because traditional fiber optic business was down about 6% it was more than made up by the EFO sales increase.

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                    Gross profit was $2,328,000 down from last year somewhat as expected because of a higher proportion of EFO sales having lower margins now being in the product mix. As well as we had some startup costs with the new pool products that John mentioned which also affected the margins.

                    Expenses were higher by about 1 million somewhat due to sales and marketing expense increases for EFO for example but largely due to higher G and A expenses which were due to expensing options the first time this year under FAS123R and also experiencing the initial cost of (SOX) 404 compliance.

                    The net effect was a loss of $2.3 million loss which was pre-announced on July 6 in the range that we had pre-announced to be approximately the same as in Q1. In fact it was down a bit from Q1.

                    Looking at the year to date numbers EFO sales are a million two up 57% from sales year to date last year of $766,000. Overall sales were $13,037,000 down 10% from last year primarily because of traditional fiber optic business was down 16% being partially made up by the EFO sales increase.

                    Gross profit margins and expenses also had the same effects that I just discussed four Q2. The net effect was a loss of $4,741 or 42 cents per share which was inline with what we had projected earlier in July.

                    Looking at the balance sheet the cash balance stands at $589,000 which is down about $5 million from where we were at year end and it's about the same position we were in at the end of Q1.

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                    So we really haven't lost any ground since the end of Q1.
                    We're pretty much on plan for a cash utilization of four to eight million which keeps us in the range of a three year time horizon.

                    Cash is being used to fund the EFO market development which is reflected in the losses. We're also paying off some of the restructuring expenses that we accrued at the end of 2005. Most of those have been paid off by now.

                    Accounts receivable is slightly higher because of the higher sales in Q2. Inventory was fairly. Long term liabilities are up because we purchased additional equipment for the EFO production line in Q2 and that equipment was put onto term loan we have with Silicon Valley Bank.

                    Net assets stand at 34.8 million compared to 38.2 million at year end.

                    And as John mentioned the forecasts haven't changed. We still expect EFO sales in the four to six million dollar range. We expect EFO sales to be down between five and ten percent.

                    We expect losses to be comparable to 2005 losses. We expect cash utilization to be four to eight million as I mentioned before. And the 3rd quarter outlook is for EFO sequential growth in quarter on quarter and year on year.

                    With that I'll turn it back to you John.

John Davenport:     Thank you Bob.

                    I'd like to now turn it over to Ted to discuss EFO in a little more detail.

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Ted des Enfants:    Thanks John. First let me start with saying that I'm very
                    encouraged with our progress to date on EFO. And today I'll show you how we're getting there. It's all about the testing process.

                    In the past you have asked us questions about our tests. So today I thought I'd reviewe the testing process and highlight a few of the several EFO tests we have in the marketplace.

                    And even though John stole my thunder I will discuss in further detail the new EFO customers than we feel are capable of taking EFO to a new level by breaking into two of the largest segments of the marketplace, retail and hospitality.

                    The whole idea of testing is that together with a customer we can identify the really solid applications for EFO like we did at Whole Foods, Cinemark and Albertson's that's what it takes to become a foothold account.

                    When our customers test new lighting technology they measure to verify energy savings, the life of the product, the overall look and in many cases they measure their sales in the test department. These tests are the critical first step to getting our product specified or installed into a customer location.

                    But, testing is like baseball. You win some, you lose some and some just get rained out. The floral department at Safeway did not turn out to be the right application for EFO. This is just like what happened in our first test at Albertson's 18 months ago. EFO could have saved Albertson's over 75% in energy in that first test department. Later tests revealed the right application and now we're shipping those applications seafood department, Godiva chocolate department and of course the EFO ice test which is looking very promising. Well guess what. Now, 18 months later, we're back in discussions about our first test.

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                    This quarter with Albertson's we continue to ship seafood
                    department and most recently received an order for a store of their inter Acme division. We expect to ship additional Godiva displays this quarter as well. Additionally we're currently working with Albertson's on yet another department.

                    The good news is that Albertson's continues to prove its status as a foothold account for EFO as departments continue to expand even though the testing process seemed a little "zig zaggy" at first.

                    Now let's talk about accounts that are going the direction you and I want them to go. Dillard's is a great example of an EFO test going in the perfect direction. After a successful test with the women's shoe department we have been scheduled to do three to four stores this fall and eight to ten a year thereafter.

                    Since our last call we received an order to install products in yet another department into their flagship store in Little Rock Arkansas. This opportunity is growing into three departments at Dillard's that we're currently shipping or testing it.

                    The women's shoe department alone represents about a seven figure opportunity for EFO in new construction over the next three years. The next opportunity they want us to look at is the retro fit opportunity in the same department which is estimated to be worth another seven figures annually.

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                    We are also very encouraged by a successful with test with the W Hotel. After a two month test on the 33rd floor the budget has been approved to complete all 47 floors for the W Times Square, its flagship hotel.

                    This opportunity is a result of a successful six sigma black belt project with Starwood, the parent company of the W Hotel. Also NYSERDA is offering a very attractive utility rebate that also helped us win the account. Based upon successful implementation of EFO they want us to look at the 21 other W Hotels across the country.

                    Wal-Mart: EFO is specified in prepared foods department of one of their new stores in Texas. We are hopeful that this will become a standard for their new stores. Our EFO ice test is on going and we continue to receive positive feedback regarding the installation.

                    We're also very proud to announce today that as a result of the study with California Edison at Albertson's, Paul Schooly successfully landed an EFO ice order with Brookshire's supermarkets. Brookshire's has 150 plus locations and in this application we're going to replace fluorescent lamps in their cooler and freezer cases.

                    This is very exciting and, as John mentioned, it's the first order for Fiberstars to refit an entire supermarket's cooler and freezer case department. Brookshire's has also scheduled tests for additional EFO applications in accent lighting and down lighting.

                    We see the pull through from EFO ice being very beneficial for accent lighting and down lighting as well as we continue to ship and test with ice.

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                    Stop & Shop is another account which was encouraged to test
                    EFO ice as result of the Southern California Edison test. We have an order from Stop and Shop to conduct a test with EFO ice at their flagship store in Quincy Massachusetts. They have 500 plus locations in the U.S. As a division of Ahold they're one of the top five supermarkets in that the world.

                    The freezer case test conducted by Southern California Edison was very well received. And they have recently indicated their intentions to complete the entire store in Fullerton.

                    We have about twelve current EFO ice tests in place and another seven scheduled for installations this quarter.

                    If you're interested in purchasing a copy of the Southern California Edison test with Albertson's you can find it at www.ashrae.org. And that's spelled A-S-H-R-A-E.O-R-G.

                    Some folks have have indicated interest in looking at that. Please feel free to go there. I think you have to purchase it.

                    Let me wrap up with saying that our progress at Whole Foods market and Cinemark continues as we continue to ship EFO products and work at attaining other departments within these stores for additional EFO applications.

                    That's really my update for today, John. I'll turn it back over to you now for Q and A.

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John Davenport:     Okay. Thanks very much, Ted. And now let's open it up for a brief question and answer session.

Operator:           At this time, I would like to remind everyone in order to
                    ask a question, press star 1 on your telephone keypad.
                    Please hold for your first question. Your first question comes from Michael Horwitz with Pacific Growth Equity.

Michael Horwitz:    Hi, gentlemen. Let me first say this is the crispest call
                    that you've had in quite some time. Very good. A very enjoyable presentation.

                    Question about Brookshire. I'm not sure if I heard it right. So can you please just explain again what Brookshire is doing?

Ted des Enfants:    Sure. Absolutely. This is Ted. I'll field this question. The
                    Brookshire supermarket is based in Texas. They're a supermarket with about 150 locations.

                    As a result of the Southern California Edison test and obviously some hard work from (Paul Schooly), they've ordered a retrofit system for EFO ice to replace the entire supermarkets freezer and cooler cases.

Michael Horwitz:    At all 150 stores?

Ted des Enfants:    No. No. At one store in Texas, will be the initial store.

Michael Horwitz:    Okay. And then are they doing this because the results from
                    Southern California Edison obviously show good savings. But do they also get any benefit from any mandates or laws that may be occurring in the state of Texas?

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                    Or I know that there was some talk that now this will allow
                    Southern California Edison to give out rebates and now PG&E may look at that as well.

Ted des Enfants:    Absolutely. The Texas standard offer rebate will apply to
                    this account. That's a utility rebate that will be applied to the purchase of this account. And they have an incredible need to save energy, like most of our retail customers do today.

                    So that's really - that's what's driving it is their interest to save energy.

John Davenport:     And also, it's been especially hot in Texas. This heat wave
                    I think is influencing folks too.

Michael Horwitz:    And then one follow up question about Dillard's.
                    Are the Dillard's - is the woman's shoe department the equivalent of, you know, one section at a Whole Foods in terms of, you know, the total revenue opportunity per section in a Dillard's, or how do I look at that?

                    When you say a shoe department, how much revenue opportunity is that? And when you say the seven figure annually, can you kind of explain that a little bit better?

Ted des Enfants:    Sure. Sure. It's more. It's more than one department. It
                    would be more like three departments of a Whole Foods.

Michael Horwitz:    Okay. All right. That's helpful. Good job. Thank you.

Ted des Enfants:    Thank you very much, Michael.

Operator:           Your next question comes from John Roy with WR Hambrecht.

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John Roy:           Hey, guys. Just a quick question. Can you tell us about how much the options expense and the SOX compliance cost you this quarter? Do you have the numbers?

Ted Des Enfants:    Sure. Bob?

Bob Connors:        Yeah. It's in the range of a half a million dollars.

John Roy:           For both those together?

Bob Connors:        Between a half million and $600,000, yeah. But we had a bit of a bump up this quarter. Both those expenses, actually.

John Roy:           So that's probably likely to continue then?

Bob Connors:        Well, the option expense is going to go up and down based on vesting, so it won't be as high as it was in Q2, but it will be there.

John Roy:           Right. And one last question on terms of guidance or what
                    you were looking for for EFO for the year, you're still saying you're looking at $4 to $6 million for the year, right?

Bob Connors:        That's correct.

John Roy:           Great. Thanks, guys.

Bob Connors:        Thanks, John.

Operator:           Your next question come from Bill Gibson with Nollenberger
                    Capital.

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Bill Gibson:        Yeah. In terms I want to go back to Brookshire. What's going to be a retrofit of the whole store? Is that in the, say, $40,000, $50,000 range?

John Davenport:     Yeah. That's about right . I think Ted indicated a number of doors. What was the number Ted

Ted es Enfants:     I think it was 120 doors.

John Davenport:     Yeah. So that's pretty good, sizable store. And I think
                    that's typical of their stores.

Bill Gibson:        Okay. And I want to talk about the one that got away. It
                    sounded like the test of the floral division at Safeway, you got turned down there. What was behind that or what was their reason?

John Davenport:     Sure. It was just like what we encountered at Albertson. It just wasn't the right application; it wasn't the look that they were looking for. And so, now we're working with them in identifying other applications. So we'll see. It will probably zig and zag with those folks, too.

Bill Gibson:        Okay. And also, I want to size our the W Hotel. What does
                    that mean in terms of EFO revenue for a whole hotel?

John Davenport:     That's a significant number.

Ted Des Enfants:    Close to being our largest EFO order ever.

John Davenport:     Yeah. That probably would be the largest EFO order. And it's not quite the Bank of America, but you know, it's a nice order.

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Bill Gibson:        Right. So less than half a million?

John Davenport:     Yeah.

Ted Des Enfants:    Yeah.

Bill Gibson:        Okay. And then just actually one last one. How much was the base one Navy contract in the second quarter?

John Davenport:     We said that number was about a half million dollars, and
                    the number was consistent with that.

Bill Gibson:        Okay. Great. Thanks, John.

Ted Des Enfants:    Thanks Bill.

Operator:           Your next question comes from Robert Smith with Center for
                    Performance Investing.

Robert Smith:       Hi. Good morning. Whole Foods is attempting or has expressed interest in buying some of the Albertson units. From your knowledge, would that be a plus for you guys? I mean, would Whole Foods really move to retrofit these units with your products?

Ted des Enfants:    Absolutely. That'd be a great plus for us. And we're
                    actually already working with the capital group that's working on the sale of those stores already.

Robert Smith:       Okay.

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Ted Des Enfants:    That'd be a great opportunity for us. Because these are big stores that hopefully we'll be taking over. It'll be a larger venue than a typical store.

Robert Smith:       By the way, I read that the Bank of America building is
                    practically fully rented already. I mean, spoken for, so that's encouraging.

Ted Des Enfants:    That's great.

John Davenport:     That's great.

Robert Smith:       Yeah. And then you mentioned in passing that you had really enough production capacity for EFO for both '07 and '08.

John Davenport:     No. I said the infrastructure costs.

Robert Smith:       Okay. The infrastructure.

John Davenport:     We still may have to increase some equipment costs.

Robert Smith:       Yeah. I understand that. So what would be the capacity so to speak at the end of '08?

John Davenport:     That's something that we'll build as we go along. We could talk about this offline in more detail if you want.

Robert Smith:       Thanks. I'll get back in the queue.

John Davenport:     Thank you.

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Operator:           Your next question comes from Reed Freyermuth with the
                    Shemano Group.

Reed Freyermuth:    Hi guys. A couple of questions. On the Starbucks expense,
                    you said options expense and Starbucks was about $500,000, $600,000. How much of that was Starbucks?

John Davenport:     Bob?

Bob Connors:        Yeah. It was a good 1/3 of that probably. Most of it was
                    options expense.

Reed Freyermuth:    So maybe $200,000 is a working number. And that's a number to use going forward?

Bob Connors:        Well, it'll be - yeah. Probably so. I would say so. Per
                    quarter, it's probably in that range. You're right.

Reed Freyermuth:    So you're having the same experience as a lot of small
                    companies and it's being about $3/4 million a year?

Bob Connors:        Yeah. We're trying to manage it down, but it's tough. So
                    we'll do the best we can.

Reed Freyermuth:    You may get some relief from Congress. What do you think...?

Bob Connors:        We need help.

Reed Freyermuth:    What's that?

Bob Connors:        Please write your Congressman.

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Reed Freyermuth:    What is your breakeven on EFO?

Bob Connors:        Well, our breakeven is a little bit tough to put into terms right now because we're not really at capacity yet. So we haven't got enough volume to get capacity - get to capacity.

                    But, it's north of $10 million just for EFO at this point. That's assuming that we have certain gains in production efficiency as a result of increased volume.

Reed Freyermuth:    Okay. And then my last question is you mentioned that it's about the amount of money that one store department would represent in terms of revenue?

John Davenport:     Yeah. Could you let me know which department and which store you're talking about?

Reed Freyermuth:    Let's see. You mentioned that one department was like three of Whole Foods.

John Davenport:     Yes. We're talking about the three departments in Whole
                    Foods. The freezer department that...

Ted des Enfants:    I think the question was Dillard's.

John Davenport:     Oh, Dillard's, I'm sorry.

Ted des Enfants:    Dillard's is. And it's like three department of Whole Foods.

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Reed Freyermuth:    And what's a department in Whole Foods worth? I mean, what kind of revenue does that generate?

Ted des Enfants:    It's - let's say Dillard's is somewhere between $30,000 and
                    $50,000.

Reed Freyermuth:    Okay. That's helpful. Thank you very much.

Operator:           Your next question comes from Eric Goldstein with First New
                    York.

Eric Goldstein:     Hey. Good morning, guys.

John Davenport:     Good morning.

Eric Goldstein:     Just - I just had a couple of questions. Just the - you had mentioned on your prior call the construction delays cost you sounded like a couple hundred thousand dollars in the second quarter.

                    Do you expect - and I think it was - I'm just trying to remember who the customers were that had some of the delays. I don't remember if it was Whole Foods or maybe it was a Cinemark.

                    Would you expect that those projects now fall into the third quarter? And that we'll see that revenue? Or is there any kind of update on that?

John Davenport:     Yeah. We're seeing Cinemark looking a lot more promising
                    this quarter. And Whole Foods is - we're beginning to see
                    Whole Foods recover as well.

                    So that income is shifted into the third quarter, hopefully as much as we can. Maybe some of it will get pushed out further.

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                    And we're still working with them to find out how big the
                    delays are.

Eric Goldstein:     Okay. Okay. So - okay. So that could be a potential source of upside relative to the guidance that you've already given? Okay.

                    The cash burn in the quarter was down considerably from the first quarter. And I'm just wondering is there any guidance you can give us on how we should think about the back half of the year in terms of how much cash you think you'll go through.

John Davenport:     Bob?

Bob Connors:        Yeah. I think it'll be more in line with Q2. We will use
                    some cash in the second half. But we'll be within the range that I projected of four to eight.

Eric Goldstein:     Four to eight for the year?

Bob Connors:        Right. For the year. And that - it may be low or high on
                    that range. But it'll be within that range. And that's in line with our three-year projections.

Eric Goldstein:     Okay. Because it looks like - I mean, the burn was a little over $1 million in the second quarter?

Bob Connors:        Yeah.

Eric Goldstein:     So we should think about roughly $1 million a quarter going forward from now on?

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Bob Connors:        Yeah. That's probably not too far off.

Eric Goldstein:     Okay. And then the W Hotel rollout. When do those revenues hit? Is that a third and fourth quarter. Is that the contract, or when does that start to hit, you know?

John Davenport:     Yeah. The W Hotel is not a rollout. We have the first W
                    Hotel. We're investigating other Ws.

Eric Goldstein:     Sure. Maybe rollout was a bad term. But you're going to have the 47 floors or whatever you're going to have. When does that actually hit?

John Davenport:     Their schedule is for construction in the third quarter. But construction, as you know can be delayed.- it hasn't happened yet.

                    However, we're hopeful to see that shift in the third quarter.

Eric Goldstein:     Okay. And then just one other question. I'm just curious
                    why, like, on the Brookshire is a - it seems like a relatively big deal for you guys. It's your first sort of full store that you got.

                    The W Hotel is obviously very nice as well. Why wouldn't you guys actually put out press releases specifically for these contracts.

John Davenport:     That's a great question. And I think you should look into
                    the news going forward.

Eric Goldstein:     Okay. So hopefully in the near term you'll actually have
                    something official you can put out.

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John Davenport:     I don't like to promise those, because then I get all sorts of questions. But that's exactly the way we think.

Eric Goldstein:     Okay. Great. Great job, guys. Thank you very much.

Bob Connors:        Thank you, Eric.

John Davenport:     Yeah. We have to get the okay from the customer. Thanks. So, okay.

Operator:           Your next question comes from Richard Smith with L Bartley
                    Investment.

Richard Smith:      Morning gentlemen.

John Davenport:     Good morning Richard.

Richard Smith:      John and Bob I wanted to talk a little bit about costs
                    again. You know, I've seen so many, first of all Fiberstars' revenues in the future look very exciting. My question is that we, I think last conference call I asked Bob about any models concerning SG&A and what the total percentage of that would be of revenues. And he had mentioned one model of $100 million and that they, that you guys had hoped to get SG&A down to 25%.

                    Are there any other models that you've looked at that's between 30 and 100 million for your SG&A? Could you comment a little bit about that? Any progress you're making in that area. And also John could you talk a little bit about gross profit margins? Gross profit margins versus FE, excuse me concerning EFO ice and also EFO versus the core business profit margins. And also manufacturing business that you've outsourced to foreign countries, where can we look for the improvement in gross profit margins in that? Go ahead if you'd like to comment on that.

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John Davenport:     Yes sure. Let talk a little bit about the models. I did
                    mention earlier that we're trying to keep our infrastructure costs in line as we go forward. We basically have an infrastructure necessary to support the business. And that's directly addressing SG&A. So as our sales increase we're expecting to be more efficient. And of course Bob went through the $100 million model. And that's in line with that.

                    The second thing when you're talking about gross profit margin, I said before on previous calls that EFO, because we have not reached economy of scale yet in EFO, our gross profit margins were in the 20's, which are lower than our traditional numbers. We're hoping in the $100 million models to have a number more like 40% maybe a little more than that.

                    Manufacturing, of course, we're looking at outsourcing, we basically have our entire pool business with some very little on shore. Some of the new products we do on shore as we get them staged for offshore production. But for the most part our pool products are made offshore. And that has really helped us in Mexico and India and in China. That's really helped us to get costs in line and to help improve the margins on those products.

                    We are continuing to work on improving those margins by making business work more efficiently even for the pool business. They have targets this year. As far as EFO is concered were not doing that yet in a large way yet. We're doing some of the sheet metal for EFO at this point. But the key components are all made on shore. We're doing that because EFO is critical, it's in the initial stages. However, as it makes sense to move it offshore, we do that. Part of the economy we're going to get will be realizing those savings. Thank you.

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Bob Connors:        I might just add I think in terms of interim models we'll be looking at probably giving more guidance on the next conference call with respect to next year which will probably be the next interim model that we'll look at. Obviously we've got other models but it's probably not appropriate to share those now.

                    And also just another comment on the offshore impact. I think that will be seen again as we fill volume in that it doesn't really make sense to move stuff offshore when you're selling at the levels that we are right now with EFO. But as we grow then we'll take advantage of that and you'll see some benefit to get to those 40% margins.

                    I think the good news is that we've established relationships with offshore suppliers so we can bring those online at the right time.

Richard Smith:      In the moving expenses that have taken place over the last well 12 months or longer do you expect to write off all the expenses in 2006?

John Davenport:     Yes.

Richard Smith:      And to be more specific do you expect to write everything
                    off in the 3rd quarter of this year? So 4th quarter would be, you know, would start to be clean without moving expenses?

Bob Connors:        Ye,s I think that's a good assumption to go by (Dick).

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

Richard Smith:      Okay. And the only other thing that just troubles me here is the fact that if I see you guys doing increased revenues of say 50% over what you're doing now I'm having a tough time with these current gross profit margins and what your SG&A looks like as a percentage of your total revenues. I'm having a tough time seeing any money dribble down to the bottom line. So that's where my problem is.

John Davenport:     You can imagine I'm working on this as well. And we're
                    looking towards improved margins even this year moving forward.

Richard Smith:      So would it be unusual for me to expect to see in the 1st
                    quarter of 2007 both the improved gross profit margins and a better percentage of SG&A expenses versus revenues?

John Davenport:     I think you should expect that. I'm certainly expecting
                    that.

Richard Smith:      Okay John it sounds good to me. Thanks gentlemen.

John Davenport:     Thank you.

Bob Connors:        Thanks (Dick).

Operator:           Your next question comes from Steve Kruger with Fortified
                    Investments.

Steve Kruger:       Good morning John.

John Davenport:     Good morning.

Steve Kruger:       Couple of questions for you. Regarding the installation of
                    EFO is that still done entirely by your subcontract partner or have you gotten to the point where you're customers can install that just like they would any ordinary light fixtures?

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

John Davenport:     Let me just start this out with this. We do have customers doing self installations of EFO. However, we also have a partner doing it. Lots of places, food stores for example, don't do their own installation. It's really up to the customer. The customer decides what they want to do. If we're going to train their people that's fine and we'll put somebody on site to help them get going. If they'd rather that we find someone that's not a problem we have someone sitting in the wings. If they've got a preferred group that they work with we'll train them up as well. So it's up to the customer.

Steve Kruger:       How big is your learning curve? Let's take the W Hotels that are in New York. They want to use their, you know, whoever the construction, you know, general contractor is would use electricians. Are they going to be able to do this installation just like they would any of the other wiring and lighting in the hotel or is it going to require special training for them? You know, give us some insight.

John Davenport:     Yes, we have a snap together system. That's the big
                    breakthrough, one of the big breakthroughs. And it, you don't have to have a PhD to put in fiber optics. It's actually easier to put this system in than a convential system. For example for the W because you only have one electrical point for every eight fixtures where if you did it with regular conventional fixtures you'd have an electrician working on eight different things.

Steve Kruger:       Right.

John Davenport:     Ted why don't you say a little more on that.

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

Ted des Enfants:    That's really, John, one of the biggest benefits that we
                    have in terms of selling installation is that we have 80% fewer electrical connections or in the industry we call electrical drops for each installation. So labor costs are down with that, with qualified or certified electricians. In the case of W we're going to be training, we'll be foremanning the job with their folks will be trained about, probably about a days worth of training will be all it takes. And it'll be part of the day not even a whole day.
                    And their three folks and our one foreman will be doing the entire job.

Steve Kruger:       So the three people that will be working for them, is that, are those normal electrical contractors they'd be hiring or using to do the rest of the electrical work in the hotel?

Ted des Enfants:    They are the in house unit electricians.

Steve Kruger:       Okay. So you are then at the point, I guess is what I'm
                    trying to get to, that the need for specialized installation is now pretty minimized. You don't, you're customers don't need to hire your partners...

John Davenport:     Absolutely.

Steve Kruger:       In the Midwest or whatever?

John Davenport:     Absolutely. That was a key element of EFO. We had to have
                    that.

Steve Kruger:       Yes.

John Davenport:     You're absolutely right. In our old product technology you'd need to do all sorts of special things. That's not the case here.

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

                    In the interest of keeping this call crisp, I'd like to entertain maybe one more question and then invite anyone else who has questions to please give me a call. So just one more.

Operator:           Your last question comes from Brian Tanous with Merriman and
                    Company.

Brian Tanous:       Good morning everybody. I guess I just snuck in here.

John Davenport:     Yes that's right. Good morning Brian.

Brian Tanous:       I've just got a couple of real quick questions. Regarding
                    the Navy contract I guess you guys are now looking at an LED application using the fiber optics that will go over the bunk beds or the bunks on the naval ships. The question I have is that an expansion of this contract or was that part of the program from the beginning?

John Davenport:     Sure Brian that was part of the program from the beginning.
                    I've said before that we are doing R&D with LEDs in combination with EFO. We decided to test that out in this application because the light output was relatively low which is a good thing for LEDs and therefore you don't need a lot of LED. And we really were able to leverage our optical and capability that we developed for EFO. So it was a really good start. But that was part it from the beginning. There are a few other LED marker lights and other things that we're doing too.

Brian Tanous:       Okay great. My second question relates to the W hotel. Can you describe what areas of the 47 floors will have EFO's so that, I think a lot of people are probably going to try to get down there and see this application. Could you tell us where EFO will be on those floors?

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

John Davenport:     Sure. Ted why don't you explain.

Ted des Enfants:    It will be in all the common areas of all the 47 floors.
                    So...

John Davenport:     Please - this is a W commercial - please stay at the W and pick any floor after it's installed and you'll see EFO.

Ted Des Enfants:    And we'll let you know when it's installed. Like John said it should be this quarter.

Brian Tanous:       Okay so the common areas you mean in front of the elevator and the hallways, etcetera?

John Davenport:     Right. As soon as you get off the elevator between getting off the elevator and getting into your rooms is EFO.

Brian Tanous:       Excellent. Okay. Thank you very much.

John Davenport:     Thank you. That's all I have for the question and answer
                    period. Again I'd like to remind you if you'd like to carry the discussion further please give me a call. And I want to thank everyone who's participated in the call for your thoughtful questions and your continued support.

Operator:           Thank you for participating in today's conference call. You may now disconnect.

                                       END

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